EXHIBIT 99.1

ioWORLDMEDIA, INC.
ANNOUNCES APPOINTMENT OF TWO NEW BOARD MEMBERS
New CEO and COO Added to the Company’s Management Team to Strengthen Continued Expansion into Internet Radio Market

NEW YORK, N.Y., Sept 3, 2013 – ioWorldMedia, Inc. (OTC Bulletin Board: IWDM), today announced the appointment of Zachary McAdoo and Julia Miller to its Board of Directors. The Company also has appointed Mr. McAdoo to serve as the Company’s Chairman, President, Chief Executive Officer and Chief Financial Officer, and Julia Miller to serve as the Company’s Chief Operating Officer and Secretary. Mr. McAdoo replaces Thomas J. Bean, who remains on the Company’s Board of Directors.  The Company believes that Mr. McAdoo’s experience in advising and investing in small and microcap public companies will add valuable insight to the Company’s senior management team, and Julia Miller’s experience with technology, marketing and executive management functions will increase the capabilities of the senior management team.  The new management team will focus on the further expansion of the Company’s Internet radio content into the business to business and business to consumer markets.

Mr. McAdoo, Chairman and CEO of ioWorldMedia, Inc. commented “ioWorldMedia has a tremendous opportunity to expand its quality digital Internet radio content into the marketplace. We believe that ioWorldMedia is the ideal solution to meet the streamed music and other needs of businesses and consumers with quality, cost beneficial, hand-curated music.”

About IO World Media, Inc.

ioWorldMedia, Inc, incorporated in Florida in 1995, is an Internet radio media platform that provides streamed music to business to business and business to consumer markets. The Company provides a full service background music and messaging ecosystem for large franchise businesses and other vertical markets such as retail, hospitality and health and wellness. Direct to consumer internet content distribution includes subscription based talk radio and internet radio services with extensive genres of customized music, including classical, new age and country.

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the markets in which the Company may service; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

IO World Media, Inc.
Julia Miller
Chief Operating Officer
Phone (415) 225-6369